Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Beckman Coulter, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-155275, 333-100904 and 333-145422) on Form S-3 and (Nos. 333-156005, 333-24851, 333-37429, 33-31573, 33-41519, 33-51506, 33-66990, 33-66988, 333-69291, 333-59099, 333-69249, 333-69251, 333-1262941, 333-72896 and 333-72892) on Form S-8 of Beckman Coulter, Inc. of our reports dated February 22, 2010, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009, annual report on Form 10-K of Beckman Coulter, Inc.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for business combinations and a retroactive change in the method of accounting for certain convertible debt securities due to the adoption of new accounting pronouncements in 2009. Our report on the effectiveness of internal control over financial reporting as of December 31, 2009, contains an explanatory paragraph that states (1) management excluded the internal control over financial reporting of Olympus Diagnostic Systems (Olympus) from its assessment of the effectiveness of Beckman Coulter’s internal control over financial reporting as of December 31, 2009, and (2) our audit of internal control over financial reporting of Beckman Coulter, Inc. excluded an evaluation of the internal control over financial reporting of Olympus.

/s/ KPMG LLP

Irvine, California

February 22, 2010